1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2010

INFRASTRUCTURE DEVELOPMENTS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52936	27-1034540
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

13800 Coppermine Road, 2nd Floor Herndon, Virginia 20171
(Address of principal executive offices)
(703) 574-3211
(Registrant’s Telephone Number)
163 Williams Avenue Salt Lake City, UT 84111
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

                       Page

FORWARD LOOKING STATEMENTS	3

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT	3
ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS	4

FORM 10 DISCLOSURE	4

Item 1. Business	3
Item 1A. Risk Factors	12
Item 2. Financial Information	17
Selected Financial Data	17
Management's Discussion and Analysis of Financial Condition and Results of Operations	17
Quantitative and Qualitative Disclosures about Market Risk	21
Item 3. Properties	21
Item 4. Security Ownership of Certain Beneficial Owners and Management	21
Item 5. Directors and Executive Officers	22
Item 6. Executive Compensation	24
Item 7. Certain Relationships and Related Transactions, and Director Independence	26
Item 8. Legal Proceedings	26
Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters	26
Item 10. Recent Sales of Unregistered Securities	28
Item 11. Description of Registrant's Securities to be Registered	32
Item 12. Indemnification of Directors and Officers	32
Item 13. Financial Statements and Supplementary Data	33
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	33
Item 15. Financial Statements and Exhibits	33

ITEM 5.01	CHANGES IN CONTROL OF THE REGISTRANT	33

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS	33

ITEM 5.06	CHANGE IN SHELL COMPANY STATUS	33

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS	34

SIGNATURES	36

FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to, the following: statements relating to our ability to raise sufficient capital to finance our planned operations for the next 12 months. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intends”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” in this current report, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

In this report, unless otherwise specified, all dollar amounts are expressed in United States dollars.

As used in this current report and unless otherwise indicated, the terms “we”, “us”, “our”, the “Company” and “IDVC” refer to Infrastructure Developments Corp., and its subsidiaries.

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 14, 2010, Infrastructure Developments Corp. (the “Company”), Intelspec International, Inc. (“Intelspec”) and those shareholders of Intelspec (the “Intelspec Shareholders”) holding a majority of its outstanding shares closed a transaction pursuant to that certain Share Exchange Agreement (the “Share Exchange Agreement”), whereby the Company is to acquire up to 100% of the outstanding shares of Intelspec’s common stock (the “Intelspec Stock”) from the Intelspec Shareholders in exchange for an aggregate of 14,000,000 shares of its common stock. As a result of closing the transaction the former Intelspec Shareholders will hold approximately 70% of our issued and outstanding common stock.

The shares of common stock of the Company issued pursuant to the Share Exchange Agreement were issued in reliance upon the exemptions from registration provided by Section 4(2) and Regulation S of the Securities Act of 1933, as amended.

The terms of the Share Exchange Agreement were previously announced on a Current Report on Form 8-K as filed with the Securities and Exchange Commission (“SEC”) on April 7, 2010. A copy of the Share Exchange Agreement was attached thereto and is hereby incorporated by this reference. All references to the Share Exchange Agreement and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

ITEM 2.01     COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference. As a result of the Share Exchange Agreement, (i) our principal business became the business of Intelspec, which is more fully described below, and (ii) Intelspec became our wholly owned operating subsidiary. Since the owners of Intelspec obtained the majority of the outstanding shares of the Company through the acquisition, the acquisition is accounted for as a reverse merger or recapitalization of the Company. As such, Intelspec is considered the acquirer for accounting purposes.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, we completed a Share Exchange Agreement with Intelspec International, Inc. (the "Transaction"). Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were, immediately before the transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the closing of the Transaction, except that information relating to periods prior to the date of the Transaction relates to the Company or Intelspec as indicated.

ITEM 1.  BUSINESS

Corporate History

On August 10, 2006, 1st Home Buy & Sell Ltd., was formed as a Nevada corporation that commenced initial operations as a real estate company through Pacific Coast Development Corp., a British Columbia corporation operating out of Surrey, British Columbia.

On August 31, 2008, the Company ceased all operations, and became a “shell” company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934.

On February 2, 2010, the Company filed a Definitive Information Statement with the SEC pursuant to Schedule 14(c), (the “Information Statement”). The Information Statement, which was mailed on or about February 4, 2010, to all shareholders of record as of December 5, 2010, indicated that the Company had received the necessary shareholder and board of director consents to amend the Company’s Articles of Incorporation to change the name of the Company to Infrastructure Developments Corp.

Accordingly, on March 1, 2010, the Company filed Amended Articles of Incorporation with the Secretary of State of Nevada changing its name from 1st Home Buy & Sell Ltd. to Infrastructure Developments Corp. The name change was undertaken because the Company believed that it was in its best interests to adopt a more generic name in line with our then strategic focus and plan of operation, thereby creating more opportunities for the Company while management evaluated possible business combinations, acquisition and/or transactions.

On April 14, 2010, the Company, Intelspec and the Intelspec Shareholders closed a transaction pursuant to the Share Exchange Agreement whereby the Company agreed to acquire up to 100% of the Intelspec Stock from the Intelspec Shareholders in exchange for 14,000,000 shares of Company common stock. As a result of closing the Transaction, the former Intelspec Shareholders will hold approximately 70% of our issued and outstanding common stock.

Overview

We will conduct our business through our wholly-owned subsidiaries, including Intelspec, headquartered in the United States and focusing on project management in the Middle East, East Asia, and Oceania. Intelspec aims to fill an underserved niche in the global project spectrum. We target specialized projects and subcontracts that are too small to attract the attention of the giant multinational firms but which still require world class engineering expertise. Our key managers have decades of engineering experience, not only in the boardroom but in the hands-on world of managing complex engineering enterprises in difficult political environments and high-threat situations.

Intelspec was incorporated in Nevada on July 15, 2008, and maintains an executive office in Herndon, Virginia (Washington D.C. area), where our CEO is based.

In 2008 Intelspec acquired 100% of Intelspec LLC, a Delaware limited liability company.

In 2008 Intelspec acquired 100% of Power Track Projects FZE(“Power Track”), a United Arab Emirates registered Free Zone Enterprise that is licensed for project and equipment management in the UAE.

Intelspec owns Intelspec International LLC, a Thai registered foreign branch. We maintain a business office and 5-acre lay down yard in Chonburi, Thailand, from where we control our projects in Thailand and Cambodia.

We can contract to manage projects for our clients at the parent company or subsidiary level, depending on the nature and location of the project.

Mission

We are a global engineering and project management service provider, providing services through a network of branch offices and subsidiaries located in markets where the Company has active projects, is bidding on projects, or is investigating project opportunities. Our business focuses on small to mid-size contracts and subcontracts in the $1 million to $10 million range. We initially targeted a wide variety of private and Government jobs in the Middle East, particularly in the UAE, but a substantial economic slowdown in these markets has led the Company to focus primarily on US Government contracts and subcontracts. Our key personnel have decades of experience in and performing work for the US Dept of Defense (DoD) and Dept of State (DoS), largely in challenging overseas environments, and are intimately familiar with both the complex requirements of US Government contracts and the unusual challenges of performing high-standard work in isolated and undeveloped environments.

By focusing on smaller projects we can fill an underserved niche in the Government contracting spectrum. These projects do not generally attract the attention of the large multinational engineering services companies. In many cases these companies are potential customers, as their large-scale projects typically involve numerous subcontracts that fall within our range of expertise and target project range. Few small to medium sized engineering firms in the developed world have the capacity to work in the markets we serves, and local companies generally lack the international-standard expertise demanded by project investors.

Depending on the project and the location, we may bid directly on projects or offer its subcontracting services to larger prime contractors, either on its own or in a joint venture, typically with a local or regional company with resources and experience that complement ours.

US Military Construction and Services

The US Military is one of the world’s largest sources of construction and service contracts. Construction in the primary theatres of Iraq and Afghanistan – where work in progress is estimated at over $3 billion – is only one facet of this global effort. Major projects are planned in (i) Guam, where a multi-year program aimed at moving up to 17,000 US Marines, dependents, and support personnel from Okinawa is expected to involve over $20 billion in spending, and (ii) Djibouti, where the US military requested a 2010 allocation of over $40 million to develop Camp Lemonier, the largest US facility on the African continent and a potential future base for the US African Command (AFRICOM). Another $350 million over a multi-year span is being requested for Air Force facilities in Oman, with facilities in Kuwait, Bahrain, and Qatar also being developed to support American commitments in the region.

These large, highly visible projects are only part of the DoD’s global construction program. Hundreds of smaller projects are continuously being carried out, largely in support of continuing training and support programs for foreign militaries and of a wide range of bilateral and multilateral military exercises. Many of these take place in areas where we are well positioned to carry out both construction and service work.

US Military contracts in Southeast Asia have been a significant source of recent work, with our projects including:

•

Design/Build Construction of a Close Quarters Battle (CQB) Training Facility, Camp Erawan, Thailand; the project consists of the construction for the U.S. Navy of a two-story shoot house for military training; a warded May, 2009, completed January 21, 2010.

•	Construction of seven (7) new barracks, wash facilities, food-preparation facilities and dining facilities, along with the repair of existing, and construction of additional roads, sidewalks, wells, lighting and electrical distribution, for the U.S. Navy's GPOI Training Facilities, Kampong Spoe, Cambodia; awarded August 2009, scheduled completion April 29, 2010.

•	Blank Purchase Agreements for heavy equipment and adviser and troop transportation, in support of the 2010 “Angkor Sentinel” exercise in Cambodia, part of the Global Peace Operations Initiative, which aims to train and, where appropriate, equip 75,000 Peacekeepers worldwide; the contract is under negotiation but the Company is confident that it will be secured.

These contracts have established our ability to win and successfully execute US Military construction contracts. We intend to expand from this base and aggressively pursue further opportunities in this sector.

US Diplomatic Construction

The US State Department’s Bureau of Overseas Buildings Operations (OBO) is responsible for building and maintaining US Embassies and other diplomatic facilities around the world, and for improving and enhancing their security and effectiveness. Since 2001, OBO has completed 69 new diplomatic facilities. The Bureau currently has over 35 major projects in design or construction, with large numbers of smaller projects in almost every region of the world. President Obama’s 2010 budget, fulfilling promises to re-emphasize diplomacy, increases DoS funding for diplomatic operations by $8.227 billion. DoS is expected to hire up to 700 new foreign service personnel. A substantial increase in facilities spending is also expected. Much of this increase will target less developed countries where Intelspec has the ability to effectively compete for contracts and subcontracts.

Diplomatic facilities require extremely sophisticated building and planning techniques to assure both efficiency and security. They also require detailed knowledge of local environments and practices. We are well positioned to offer OBO prime contractors a compelling package of high-standard engineering expertise and extensive experience and contact networks in the difficult environments where diplomatic construction is typically carried out. We believe that diplomatic construction offers high potential for future contracts, and is actively pursuing several opportunities in this niche.

Humanitarian and Development Aid

Another priority of the current administration is a renewed emphasis on development and humanitarian aid. The administration is seeking a sharp increase in aid, from $1.5 billion in 2009 to $2.73 billion in 2010. The U.S. Agency for International Development will receive $1.39 billion, exceeding the 2009 level by $330 million. The Millennium Challenge Corp. will get $1.105 billion or $230 million more than in 2009. The proposed budget also includes increases of more than 10 percent for international disaster assistance (from $350 million to $880 million) and other humanitarian activities, such as demining programs and aid for refugees overseas.

Aid programs by their nature are focused in the less-developed countries where we are active. Many of these projects require contract construction and service expertise, both for the projects themselves and for support facilities. In many cases local firms are unable to provide the required standard of work, and few outside firms have the capacity to work in these environments, particularly in areas outside major cities. Our proven ability to perform international-standard work in complex and challenging situations is a significant asset in pursuing these contracts.

Non-US Government Contracts

While US Government work remains our priority, we still perform work for other clients, notably our contracts with the Government of Ras al Khaimah in the United Arab Emirates and a private residential construction contract in Jom Tien, Thailand. While economic stresses have reduced the number of such projects available for bidding, we remain alert for opportunities in this field and will continue to bid on contracts appropriate to our capacities and geographic focus.

Project Selection

The number of projects available for bidding within our target range is enormous. The challenge facing the Company is not finding suitable projects to bid on, but rather selecting the opportunities that will be profitable and will align with our business development plan without exposing the Company to unnecessary risks. We use numerous resources to review current and future US Government budgets and other market indicators. This information is used to determine which clients, regions, sectors, or countries have the best potential for sustainable growth and profitability.  Our most reliable source of information on project opportunities is our frequent meetings and robust relationships with existing clients. These efforts allow us to learn of upcoming opportunities, their challenges, concerns, and requirements for successful execution.

We collect, review, and track opportunities via our global interactive data lists. This list is integrated with our current business development plan, available resources, and regional partners to select the target projects.  The list ranks opportunities in order of prior, execute ability, potential risk, and sustainable growth per fiscal quarter and year.

We develop a capture plan for each opportunity that outlines the opportunity, key for success, competition, and strengths and weaknesses.  Upon finalization of the capture plans, project teams initiate advance, developing as much information as possible on the project, risks, and keys for success. This approach assists in the request for proposal or tender phase since the majority of risk mitigation, technical and price approach have been pre-determined, allowing project teams and estimators to focus their efforts on best value, the best possible proposal, and profitability.

As each project is executed, information about future opportunities, clients, and services is added to interactive data list for updating and review

Prefabricated Housing

We also are a distributor for several types of highly portable and economical prefabricated structures manufactured in China and Thailand. These structures are ideal for use as residence and offices space on project sites, and are also a useful solution for disaster relief situations and other environments requiring the rapid deployment of low-cost housing and other structures.

A typical case where rapidly deployable low-cost housing is required is that of Angola, where as many as five million people – one third of the population – is now living in informal and unserviced shanty towns around the capital. Citing the potential for social unrest stemming from these neighborhoods, the oil-rich Angolan Government has announced a $50 billion program aimed at providing one million homes within four years, assisted by a $400 million loan from the United States. Given Angola’s dependence on imported construction materials and the limited supply of skilled labor, it will be very difficult to meet this target without large-scale deployment of prefabricated structures. We have presented quotations to agencies handling the housing program, and are actively pursuing this and similar opportunities in areas with severe housing shortages.

Disaster relief and reconstruction efforts also represent a market for prefabricated structures, both for affected populations and as rapidly deployable operation and residence bases for relief personnel. The need for this type of structure has been powerfully underscored by the recent earthquakes in Haiti and Chile and the devastating tsunami in Southeast Asia. We believe that low-cost, readily transportable prefabricated structures are an ideal solution providing both immediate relief and long-term viability for disaster-affected areas, and are actively pursuing relationships with both relief agencies and Governments of disaster-prone areas.

Competition

The civil engineering and project management industries are, on a worldwide scale, highly competitive. Our principal competitive advantages are:

•	International standard technical expertise;

•	A low-cost structure enabling us to bid lower than competitors without compromising margins;

•	Service delivery, including the ability to deliver personnel, processes, systems and technology on an “as needed, where needed, when needed” basis with the required local content and presence;

•	Service quality;

•	Highest standard health, safety, and environmental practices;

•	Technological sophistication; and

•	Extensive experience in developing nations and high-risk environments.

We will compete for both government contracts, with very specific and rigorous bidding procedures, and for contracts with private entities where networks and personal contacts play a critical role. Intelspec senior staff members have extensive experience both in government and in the private sector in these markets, and we believe that we are able to meet all criteria to win jobs in both categories.

Intelspec’s business strategy is designed to place Intelspec in a niche with limited competition. We bid primarily on projects too small to attract the attention of major multinational firms, and in many cases these firms are potential clients, as we actively pursue subcontracts on their large, complex jobs. However, we cannot guarantee that this strategy will be fully successful. We may at times bid against competitors that have greater financial and other resources and better access to capital than we do, which may enable them to compete more effectively for large-scale project awards. The companies competing in the markets that we serve include but are not limited to AMEC, Bechtel Corporation, CH2M Hill Companies Ltd., Chicago Bridge and Iron Co., N.V., Chiyoda, DynCorp, Fluor Corporation, Foster Wheeler Ltd., Jacobs Engineering Group, Inc., Shaw Group, Inc., Technip, URS Corporation, and Worley Parsons Ltd., all of which are much larger and have more operational experience than Intelspec. In addition, in some markets, particularly the UAE, Qatar, and Thailand, we compete against a large number of international and local engineering firms.

Political and Security Risks

Our operations in some countries may be adversely affected by unsettled political conditions, acts of terrorism, civil unrest, force majeure, war or other armed conflict, expropriation or other governmental actions, inflation, exchange controls and currency fluctuations.

Intelspec takes specific steps to mitigate the potential impact of these risks including not investing in significant fixed assets that could be destroyed or expropriated and carrying insurance.

Intelspec structures contracts with extensive ‘force majeure’ clauses protecting s against damages to the contractor due to war, natural disasters, and other factors. Contracts also typically contain significant pre-payment for unusual or specially manufactured materials that are required for a specific job.

Intelspec’s managers have extensive experience in high-risk areas, and Intelspec takes every possible step to limit risk exposure and mitigate risk. However, no absolute assurance can be given that political or security risks will not at some point have an adverse impact on operations.

Contracts

Our contracts can be broadly categorized as either cost-reimbursable or fixed-price, the latter sometimes being referred to as lump-sum. Some contracts can involve both fixed-price and cost-reimbursable elements.

Fixed-price contracts are for a fixed sum to cover all costs and any profit element for a defined scope of work. Fixed-price contracts entail more risk to us because they require us to predetermine both the quantities of work to be performed and the costs associated with executing the work. Although fixed-price contracts involve greater risk than cost-reimbursable contracts, they also are potentially more profitable since the owner/customer pays a premium to transfer more project risk to us.

Cost-reimbursable contracts include contracts where the price is variable based upon our actual costs incurred for time and materials, or for variable quantities of work priced at defined unit rates, including reimbursable labor hour contracts. Profit on cost-reimbursable contracts may be based upon a percentage of costs incurred and/or a fixed amount. Cost reimbursable contracts are generally less risky than fixed-price contracts because the owner/customer retains many of the project risks.

Insurance

All Intelspec operations carry “All Risks Insurance”, the costs of which are passed on to clients within bid proposals. This insurance is mandatory and any competing bidders will also pass on similar costs.
Further, Intelspec had a Thai insurance policy for our CQB project. The policy provided coverage of $600,000 for material damage and $400,000 for 3rd party liability.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements and Labor Contracts

We currently have no patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts. However, all of Intelspec’s bid packages contain proprietary information related to Intelspec and the project. We depend on our ability to develop and maintain the proprietary aspects of our bids to distinguish them from our competitors’ bids. To protect this information, we rely primarily on a combination of confidentiality procedures. One method is requiring employees and consultants to execute confidentiality agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and for the assignment to us of intellectual property rights developed within the scope of the employment relationship.

Employees

We have two full-time employees, one of which is in each of Virginia and Thailand. We believe we have a good working relationship with our employees, which are not represented by a collective bargaining organization. We also use third party consultants to assist in the completion of various projects; third parties are instrumental to keep the development of projects on time and on budget. Our management expects to continue to use consultants, attorneys, and accountants as necessary, to complement services rendered by our employees.

WHERE YOU CAN GET ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy our reports or other filings made with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.W., Washington, D.C., 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also access these reports and other filings electronically on the SEC’s web site, www.sec.gov.

In addition, certain of our SEC filings, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, can be viewed and printed from the investor information section of our website at www.intelspec.com, as soon as reasonably practicable after filing with the SEC. The information on our websites is not and should not be considered part of this Report and is not incorporated by reference in this document. The website is only intended to be inactive textual references.

Government Regulation

Health and Safety

We are subject to numerous health and safety laws and regulations imposed by the governments controlling the jurisdictions in which we operate and by or clients and project financiers. These regulations are frequently changing, and it is impossible to predict the effect of such laws and regulations on us in the future. We actively seek to maintain a safe, healthy and environmentally friendly work place for all of our employees and those who work with us. However, we provide some of our services in high-risk locations and, as a result, we may incur substantial costs to maintain the safety of our personnel. All of our operations and personnel are covered by comprehensive “all risk” insurance, the costs of which are included in our contracts.

Office of Foreign Assets Control

The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy or economy of the United States. OFAC acts under Presidential national emergency powers, as well as authority granted by specific legislation, to impose controls on transactions and freeze assets under U.S. jurisdiction. Since the Company is a U.S. corporation, it is bound to the regulations of OFAC. Although we have never contracted nor made any effort to contract with countries which OFAC has identified as state sponsors of terrorism, the possibility exists that certain OFAC sanctioning methods could be employed against certain of our operations.

Mining

Power Track and its subcontractor are subject to rules imposed by the Environmental and Health Department of Ras Al Khaimah regarding the emissions and control of dust in mining operations. We have engaged a consultant to assist us with the permitting process to ensure that Power Track and its subcontractor are in full compliance with all applicable rules and laws. Nonetheless, Power Track and its subcontractor face significant compliance costs, and operations could be shut down at any time if the controls required by local regulations are deemed insufficient.

Environmental Regulation

The countries where we do business often have numerous environmental regulatory requirements by which we must abide in the normal course of our operations. We do not expect costs related to environmental matters will have a material adverse effect on our consolidated financial position or our results of operations.

Climate Change Legislation and Greenhouse Gas Regulation

Many studies over the past couple decades have indicated that emissions of certain gases contribute to warming of the Earth’s atmosphere. In response to these studies, many nations have agreed to limit emissions of “greenhouse gases” or “GHGs” pursuant to the United Nations Framework Convention on Climate Change, and the “Kyoto Protocol.” Although the United States did not adopt the Kyoto Protocol, several states have adopted legislation and regulations to reduce emissions of greenhouse gases. Additionally, the United States Supreme Court has ruled, in Massachusetts, et al. v. EPA, that the EPA abused its discretion under the Clean Air Act by refusing to regulate carbon dioxide emissions from mobile sources. As a result of the Supreme Court decision the EPA issued a finding that serves as the foundation under the Clean Air Act to issue other rules that would result in federal greenhouse gas regulations and emissions limits under the Clean Air Act, even without Congressional action. Finally, acts of Congress, particularly those such as the “American Clean Energy and Security Act of 2009” approved by the United States House of Representatives, as well as the decisions of lower courts, large numbers of states, and foreign governments could widely affect climate change regulation. Greenhouse gas legislation and regulation could have a material adverse effect on our business, financial condition, and results of operations.

ITEM 1A.     RISK FACTORS

RISK FACTORS RELATING TO OUR BUSINESS

Our scope of our business is currently limited to small and mid-sized private and government contracts.

Intelspec is a global engineering and project management service provider; however a substantial economic slowdown in these markets has led the Company to focus primarily on U.S. government contracts and subcontracts. If we cannot continue to attain new government contracts and/or new subcontracts from some larger engineering contractors, our business could be adversely affected.

Furthermore, if the demand engineering and project management continues to slowdown within our market, the Company could be adversely affected.

From time to time we may be required to suspend services to commercial and private customers to meet the priority demands of governmental military contractors, which may adversely impact our marketing to commercial and private customers.

The priority needs of governmental military contractors may require that we suspend services to some or all of our contracts from the commercial and private sector. The size and level of priority of services from governmental agencies are irregular and unpredictable, and from time to time in the past, we have had to delay fulfilling contracts from our commercial and private customers until priority governmental contracts have been fulfilled. This may damage our reputation among the commercial and private sector and potential future contracts and, in turn, adversely impact our marketing to such customers and potential customers in the commercial sector.
We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could seriously harm our business.

Due to the specialized nature of our businesses, our future performance is highly dependent upon the continued services of our key engineering personnel and executive officers, the development of additional management personnel, and the recruitment and retention of new qualified engineering, manufacturing, marketing, sales, and management personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. In addition, key personnel may be required to receive security clearances and substantial training in order to work on government sponsored programs or perform related tasks. The loss of key employees, our inability to attract new qualified employees or adequately train employees, or the delay in hiring key personnel could impair our ability to prepare bids for new projects, fill orders, or develop new products.

Our activities are affected by the level of U.S. defense spending, and a reduction in current defense budget expenditures or changing governmental priorities could significantly reduce sales under governmental contracts.

Our revenues from the U.S. government largely result from contracts awarded by military purchasers under various defense programs. The funding of defense programs is subject to the overall U.S. governmental budget and appropriation decisions and processes, and our programs must compete for funding with nondefense programs and other defense programs in which we are not involved. U.S. governmental budget decisions, including defense spending, are based on changing governmental priorities and objectives, which are driven by numerous factors, including national and international geopolitical events and economic conditions, and are beyond our control. In recent years, the overall level of U.S. defense spending has increased for numerous reasons, including increases in funding of operations in Iraq and Afghanistan and the U.S. Department of Defense’s military transformation initiatives. We cannot assure that U.S. defense spending will continue to grow, particularly in view of the recent changes in the controlling political party in Congress. Significant changes to U.S. defense spending could have long-term consequences for the market of our services. In addition, as a result of changing governmental priorities and requirements, defense spending could shift away from the current importance of military force and facility construction into new areas, and the timing of funding of force and facility construction could change. Shifts or reductions in defense spending or changes in timing could result in the reduction or elimination of, or the delay in, funding of one or more of our defense programs, which could negatively impact our results of operations and financial condition.

A large scope of our business is governed by U.S. governmental contracts, which are subject to continued appropriations by Congress and termination.

We supply engineering and project management either directly or as a subcontractor for various U.S. governmental civilian and military programs, all of which are generally subject to congressional appropriations. Congress generally appropriates funds on a fiscal year basis even though a program may extend for several years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations. U.S. governmental contracts and subcontracts under a program are subject to termination or adjustment if appropriations for such program are not available or change. In addition, U.S. governmental contracts generally contain provisions permitting partial or total termination, without prior notice, at the U.S. government’s convenience as well as termination for default based on performance. Upon termination for convenience, we generally will be entitled to compensation only for services rendered and commitments completed at the time of termination. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders.
Our financial performance is highly dependent on our procurement, performance, and payment under our U.S. governmental contracts. The termination of one or more large contracts, whether due to lack of funding, for convenience, or otherwise, could materially adversely affect our business. In such an event, our losses would likely increase as we would continue to incur operating costs as we sought to procure new U.S. government contracts to offset the revenues lost as a result of any termination of our contracts. Among the factors that could materially adversely affect our federal governmental contracting business are:

•	budgetary constraints affecting federal government spending generally, or defense and intelligence spending in particular, and annual changes in fiscal policies or available funding;

•	changes in federal governmental programs, priorities, procurement policies, or requirements;

•	new legislation, regulations, or governmental union pressures on the nature and amount of services the government may obtain from private contractors;

•	federal governmental shutdowns (such as during the government’s 1996 fiscal year) and other potential delays in the governmental appropriations process; and

•	delays in the payment of our invoices by governmental payment offices due to problems with, or upgrades to, governmental information systems, or for other reasons.

These or other factors could cause federal governmental agencies, or prime contractors when we are acting as a subcontractor, to reduce their purchases under contracts, to exercise their right to terminate contracts, or to not exercise options to renew contracts, any of which could reduce sales, including our sales backlog, while costs continued as are sought to develop sales have a materially adverse effect on our business, financial condition, and results of operations.

We enter into fixed-price contracts that could subject us to losses in the event that we have cost overruns.

Many of our contracts are entered into on a fixed-price basis. This allows us to benefit from cost savings, but we carry the financial risk of cost overruns. If our initial estimates on project completion are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts, then we may not realize their full benefits. Lower earnings caused by cost overruns and cost controls would reduce or eliminate the gross margins under our contracts.

We could be suspended or debarred from contracting with the federal government.

We could be suspended or debarred from contracting with the federal government generally or any significant agency in the intelligence community or Department of Defense for, among other things, actions or omissions that are deemed by the government to be so serious or compelling that they affect our contractual responsibilities. For example, we could be debarred for committing a fraud or criminal offense in connection with obtaining, attempting to obtain, or performing a contract or for embezzlement, fraud, forgery, falsification, or other causes identified in applicable federal acquisition regulations. In addition, our reputation or relationship with the governmental agencies could be impaired. If we were suspended or debarred, or if our relationship or reputation were impaired, our sales opportunities and revenues would be reduced and our operating loss would increase.

International and political events may adversely affect our operations.

Our revenue is derived entirely from non-United States operations, which exposes us to risks inherent in doing business in each of the countries in which we transact business. The occurrence of any of the risks described below could have a material adverse effect on our results of operations and financial condition.

Operations in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

•	expropriation and nationalization of our assets in that country;

•	political and economic instability;

•	civil unrest, acts of terrorism, force majeure, war, or other armed conflict;

•	natural disasters, including those related to earthquakes and flooding;

•	inflation;

•	currency fluctuations, devaluations, and conversion restrictions;

•	confiscatory taxation or other adverse tax policies;

•	governmental activities that limit or disrupt markets, restrict payments, or limit the movement of funds;

•	governmental activities that may result in the deprivation of contract rights; and

•	governmental activities that may result in the inability to obtain or retain licenses required for operation.

Due to the unsettled political conditions in many oil-producing countries and countries in which we provide governmental logistical support, our revenue and profits are subject to the adverse consequences of war, the effects of terrorism, civil unrest, strikes, currency controls, and governmental actions.

We work in international locations where there are high security risks, which could result in harm to our employees and contractors or substantial costs.

Some of our services are performed in high-risk locations where the country or location is suffering from political, social or economic issues, or war or civil unrest. In those locations where we have employees or operations, we may incur substantial costs to maintain the safety of our personnel. Despite these precautions, the safety of our personnel in these locations may continue to be at risk, and we have in the past and may in the future suffer the loss of employees and contractors.

We are subject to significant foreign exchange and currency risks that could adversely affect our operations and our ability to reinvest earnings from operations, and our ability to limit our foreign exchange risk through hedging transactions may be limited.

A sizable portion of our consolidated revenue and consolidated operating expenses are in foreign currencies. As a result, we are subject to significant risks, including:

•	foreign exchange risks resulting from changes in foreign exchange rates and the implementation of exchange controls; and

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

In particular, we conduct business in countries that have non-traded or “soft” currencies which, because of their restricted or limited trading markets, may be difficult to exchange for “hard” currencies. The national governments in some of these countries are often able to establish the exchange rates for the local currency. As a result, it may not be possible for us to engage in hedging transactions to mitigate the risks associated with fluctuations of the particular currency. We are often required to pay all or a portion of our costs associated with a project in the local soft currency. As a result, we generally attempt to negotiate contract terms with our customer, who is often affiliated with the local government, to provide that we are paid in the local currency in amounts that match our local expenses. If we are unable to match our costs with matching revenue in the local currency, we would be exposed to the risk of an adverse change in currency exchange rates.

RISKS RELATING TO THE COMMON STOCK

The Company’s stock price may be volatile.

The market price of the Company’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond the Company’s control, including the following:

•	services by the Company or its competitors;

•	additions or departures of key personnel;

•	the Company’s ability to execute its business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.
Under interpretations of these rules, the FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

In addition to the costs of compliance with having our shares listed on the OTCBB, there are substantial penalties that could be imposed upon us if we fail to comply with all of regulatory requirements. In particular, under Section 404 of the Sarbanes-Oxley Act of 2002 we will be required, beginning with our fiscal year ending June 30, 2010, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2010. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

The Company’s common stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

The Company’s common stock is and will be subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

The elimination of monetary liability against the Company’s directors, officers and employees under Nevada law and the existence of indemnification rights to the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors, officers and employees.

The Company’s certificate of incorporation contains a specific provision that eliminates the liability of directors for monetary damages to the Company and the Company’s stockholders; further, the Company is prepared to give such indemnification to its directors and officers to the extent provided by Nevada law. The Company may also have contractual indemnification obligations under its employment agreements with its executive officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup. These provisions and resultant costs may also discourage the Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by the Company’s stockholders against the Company’s directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

ITEM 2.     FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

Not required.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

The results presented in the Management’s Discussion and Analysis of Financial Conditions and Results of Operations are those of Intelspec as reflected in the consolidated financial statements attached hereto.

Intelspec realized net income during the year ended December 31, 2009 though it incurred net losses during the year ended December 31, 2008. Therefore, our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

Cash Requirements

Intelspec’s cash on hand as of December 31, 2009 was $215,077. We may not have sufficient cash on hand to pay the costs of our operations as projected to twelve (12) months or less or to fund our operations for that same period of time. We may require additional financing in order to proceed with some or all of our goals as projected over the next twelve (12) months. We presently do not have any arrangements for additional financing, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with any of our goals projected over the next twelve (12) months and beyond.

Any additional growth of Intelspec may require additional cash infusions. We may face expenses or other circumstances such that we will have additional financing requirements. In such event, the amount of additional capital we may need to raise will depend on a number of factors. These factors primarily include the extent to which we can achieve revenue growth, the profitability of such revenues, operating expenses, research and development expenses, and capital expenditures. Given the number of programs that we have ongoing and not complete, it is not possible to predict the extent or cost of these additional financing requirements.

Notwithstanding the numerous factors that our cash requirements depend on, and the uncertainties associated with each of the major revenue opportunities that we have, we believe that our plan of operation can build long-term value if we are able to demonstrate clear progress toward our objectives.

Progress in the development of our business plan will likely lend credibility to our plan to achieve profitability.

The failure to secure any necessary outside funding could have an adverse affect on our development and results therefrom and a corresponding negative impact on shareholder liquidity.

Future Company Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and exploration activities.

Company Reporting Obligations

The Company does not anticipate any contingency upon which it would voluntarily cease filing reports with the SEC. It is in the compelling interest of the Company to report its affairs quarterly, annually and currently, as the case may be, generally to provide accessible public information to interested parties.

RESULTS OF OPERATION

For the twelve month period ended December 31, 2009, Intelspec (i) was awarded a contract to construct the U.S. Navy’s GPOI Training Facilities in Kampong Spoe, Cambodia, (ii) was awarded a contract to construct the U.S. Navy’s Close Quarters Battle Training Facility at Camp Erawan, Thailand, (iii) completed a private placement of its common stock, (iv) continued quarry operations in the U.A.E. through Power Track’s subcontractor, (v) sought and began bids for additional projects.

Net Revenues

Net revenues for the year ended December 31, 2009, increased to $1,966,866 from $1,858,178 for the year ended December 31, 2008, an increase of 6%. The increase in revenue was primarily the result of increased equipment rentals revenue from Power Track’s subcontractor and to a lesser extent increased miscellaneous Power Track income which included rental income, utility billing, and repairing/service charges. Revenue increases were partially offset by a decrease in contract income derived from our projects in Thailand. We expect net revenues to continue to increase as we pursue additional project management contracts and complete two U.S. Government contracts awarded in 2009 that will generate a minimum of $1.5 million in 2010 revenue.

Gross Profit

Gross profit for the year ended December 31, 2009, increased to $772,195 from $384,063 for the year ended December 31, 2008, an increase of 101%. The increase is due to a small increase in net revenues and a larger decrease in cost of goods sold.

Operating Expenses

Operating expenses for the twelve month period ended December 31, 2009, decreased to $589,006 from $1,132,029 for the period ended December 31, 2008, a decrease of 48%. This is due primarily to a decrease in general, selling and administrative expenses over the comparative periods to $221,173 from $919,752, much of which decrease was due to Power Track subcontracting out quarry operations. Salaries and wages increased to $306,758 from $151,272 over the comparative periods. Depreciation and amortization expenses for the annual periods ended December 31, 2009 and 2008 were $61,074 and $61,005, respectively. We anticipate that operating expenses will increase in future periods as we expand operations.

Other Expense

Other expenses for the twelve month period ended December 31, 2009, increased to $155,856 from $42,750 for the period ended December 31, 2008, an increase of 265%.

Net Income

Net income for the year ended December 31, 2009, was $27,333 as compared to net losses of $790,716 for the year ended December 31, 2008. This is due to both an increase in gross profit and a decrease in operating expenses over the comparative periods. While we are confident that we will increase net income in future periods, there can be no assurance that we will be successful in procuring additional project management contracts.

LIQUIDITY AND CAPITAL RESOURCES

Intelspec’s financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

As of December 31, 2009, Intelspec had a working capital deficit of $105,120. Intelspec’s current assets were $3,321,848 comprised of cash, receivables, inventories (mainly processed limestone for sale through Power Track), prepaid expenses and other current assets, and total assets of $6,508,136 comprised of current assets as well as fixed assets including crushing and mobile earthmoving equipment, a mobile labor camp, trucks and generators, and compressors for use in Power Track’s mining operations. As of December 31, 2009 Intelspec had current and total liabilities of $3,426,968 consisting of notes payable, accounts payable and accrued expenses. Stockholders equity in Intelspec was $3,081,168 as of December 31, 2009.

Cash flows provided by operating activities for the year ending December 31, 2009, were $757,241 compared to cash flows used in operating activities of $1,183,873 for the year ending December 31, 2008. The realization of cash flow provided by operating activities over the comparative periods was primarily due to the realization of a net income in the current period.

Cash flows used in investing activities for the year ending December 31, 2009, were $1,199,652 compared to cash flows provided by investing activities of $348,634 for the year ending December 31, 2008. The transition to cash flow used in investing activities over the comparative periods was primarily due to the purchase of a crushing plant and related equipment for Power Track’s mining project in the current period.

Cash flows provided by financing activities for the year ending December 31, 2009, were $485,201 compared to $862,125 for the year ending December 31, 2008. The cash flow provided by financing activities in both periods was from common stock issued for cash.

We do not expect to pay cash dividends in the foreseeable future.

We have no defined benefit plan.

We have entered into an agreement with its chief executive officer that provides for a three-year term, effective August 1, 2008, that includes a monthly fee and participation in a stock option plan though we do not have a stock option plan at this time.

We have no current plans for any significant purchase or sale of any plant or equipment.

We have no current plans to make any changes in the number of employees.

PLAN OF OPERATION AND FUNDING

Existing working capital, cash flow from operations, further advances from the bank, as well as debt instruments or stock subscriptions are expected to be adequate to fund our operations over the next twelve months.

In connection with our business plan, management anticipates that administrative expenses will increase over the next twelve months. Additional issuances of equity or convertible debt securities may be required which will result in dilution to our current shareholders. Furthermore, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business opportunities, which could significantly and materially restrict our business operations.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

RECENT ACCOUNTING PRONOUNCEMENTS

Please see note 10 to Intelspec’s financial statements attached hereto for recent accounting pronouncements.

INTEREST RATE

Interest rates are generally controlled. The majority of our debt is owed to a related party which does not bear interest so fluctuations in interest rates do not impact our result of operations at this time. However, we may need to increase our reliance on bank financing or other debt instruments in the future in which case fluctuations in interest rates could have a negative impact on our results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required.

ITEM 3.     PROPERTIES

Our principal executive office consists of approximately 100 square feet of space located at 13800 Coppermine Road, 2nd Floor, Herndon, Virginia 20171, rented from an unrelated party under a lease expiring in May 2011 at a current monthly rental of $249, subject to 0% annual increases, with an option to extend. Our telephone number at that location is 703-574-3211, and our facsimile number is 202-478-0909. We also maintain office space of approximately 1000 square feet and approximately 10,000 square foot workshop and related buildings in Chonburi, Thailand rented from an unrelated party at a yearly rental of $10,000, prepaid through December 2012, from which we control our projects in Thailand and Cambodia.

Our belief is that the space described is adequate for our immediate needs though additional space may be required at some future time as we seek to expand our operations. Should we require additional space, we do not foresee any significant difficulties in obtaining such space.

We do not presently own any real property.

ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 14, 2010, with respect to the beneficial ownership of the Company’s outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to such shares of common stock. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. As of the date of this Current Report, there are 20,000,000 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percentage of Beneficial Ownership
Directors and Officers
Thomas R. Morgan 13800 Coppermine Road, 2nd Floor, Herndon, VA 20171	129,052	0.65%
Shawn Teigen 163 Williams Ave., Salt Lake City, UT 84111	8,603	0.04%
All executive officers and directors as a group (two persons)	137,655	0.69%
Beneficial owners greater than 5%
Steven Rogers Villa 13, Granada 3, Complex Al Filayah, Ras Al Khaimah, UAE	3,226,304	16.13%
World Wide Auctioneers Ltd.(2) P.O. Box 17774, Jebel Ali Free Zone, Dubai, UAE	4,215,703	21.08%

1.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

2.	Mr. Eric Montandon, a resident of the United Arab Emirates, has voting and dispositive control over the shares of the Company held by World Wide Auctioneers Ltd. by virtue of being the Chief Executive Officer of World Wide Auctioneers Ltd.

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers. Our Board of Directors appoints our executive officers. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, executive officers, or director nominees.

Name	Age	Position
Thomas R. Morgan	50	President, CEO, CFO, Treasurer and Director
Shawn Teigen	37	Secretary and Director

Thomas R. Morgan – President, CEO, Treasurer, CFO, and Director

Tom Morgan has over 20 years of experience in major project management in multicultural environments. He is a specialist in high-threat area operations, with extensive experience in Afghanistan, Iraq, Africa, and other highly challenging environments. Mr. Morgan holds an Electrical Engineering degree from Pennsylvania State University. As a field engineer for the US State Department’s Diplomatic Communications Service he gained extensive experience in critical security situations; he has received law enforcement and counterterrorism training and has developed cutting edge communications networks for US diplomatic missions across the globe. From 1988 to 1998 he served as Director of Operations for the Radio Free Europe/Radio Liberty network, and most recently, he was Managing Director/Dubai for the Middle East Broadcasting Networks. Mr. Morgan has held responsibility for project budgets in excess of $50 million, and has achieved a remarkable record of efficient and innovative technical management in some of the most challenging environments on the planet.

Shawn Teigen – Secretary and Director

Shawn Teigen has worked as a consultant in corporate disclosure, practices and governance since 2000. He is also currently employed as a housing lobbyist at local, state and federal levels. Mr. Teigen holds a Masters of Public Policy and a B.S. in Management from the University of Utah. He sits on various public-sector and corporate boards. Additionally, Mr. Teigen is the president of an oil and gas company with operations in Texas, Wyoming and Colorado. Mr. Teigen rounds out his breadth of experience with the two years he spent as a U.S. Peace Corps volunteer in Kazakhstan.

Directors

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors. Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. At the present time, members of the board of directors are not compensated for their services to the board.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company is unaware of any persons who, during the period ended December 31, 2009, failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act of 1934.

Audit Committee

The Company intends to establish an audit committee of the board of directors, which will consist of soon-to-be-nominated independent directors. The audit committee’s duties would be to recommend to the Company’s board of directors the engagement of an independent registered public accounting firm to audit the Company’s financial statements and to review the Company’s accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the Company’s board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

The Company intends to establish a compensation committee of the Board of Directors. The compensation committee would review and approve the Company’s salary and benefits policies, including compensation of executive officers.

Security Holders Recommendations to Board of Directors

We do not currently have a process for security holders to send communications to the Board of Directors. However, we welcome comments and questions from our shareholders. Shareholders can direct communications to our CEO, Mr. Morgan, at our executive offices.

While we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about us at the same time. Mr. Morgan collects and evaluates all shareholder communications. If the communication is directed to the Board of Directors generally or to a specific director, Mr. Morgan will disseminate the communications to the appropriate party at the next scheduled Board of Directors meeting. If the communication requires a more urgent response, Mr. Morgan will direct that communication to the appropriate executive officer. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

ITEM 6.     EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objective of our compensation program is to provide compensation for services rendered by our sole executive officer in the form of a salary. We utilize this form of compensation because we believe that it is adequate to both retain and motivate our executive officer. The amount we deem appropriate to compensate our executive officer is determined in accordance with other like corporations; we have no specific formula to determine compensatory amount at this time. We have deemed that our current compensatory program and the decisions regarding compensation are easy to administer and are appropriately suited for our objectives. We may expand our compensation program to additional future employees and to include other compensatory elements.

Executive compensation for the year ended December 31, 2009 was $180,000 as compared to $75,000 for the year ended December 31, 2008. The increase in executive compensation in the comparative annual periods is attributable to our executive officer entering into an employment agreement on August 5, 2008; salary has been provided at a consistent monthly amount over the periods. We anticipate that executive compensation will remain relatively consistent over the term of the three-year agreement.

Summary Compensation Table

The following table provides summary information for the years 2009, and 2008 concerning cash and non-cash compensation paid or accrued to or on behalf of (i) the chief executive officer and (ii) any other employee to receive compensation in excess of $100,000.

Name and Principal Position	Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other compensation ($)	Total ($)
Thomas R. Morgan (1)	CEO,CFO, PAO and Director	2009	180,000	--	--	--	--	--	--	180,000
		2008	75,000	--	--	--	--	--	--	75,000

Garry Unger(2)	Former CEO,CFO and Director	2009	--	--	--	--	--	--	--	--
		2008	--	--	--	--	--	--	--	--

1.     On April 14, 2010, Mr. Morgan consented to act as the President, Chief Executive Officer, Treasurer, Chief Financial Officer and a director of the Company. Mr. Morgan receives compensation of $15,000 per month pursuant to a three-year employment agreement with Intelspec made effective August 5, 2008.

2.     On April 14, 2010, the Company received the resignation of Mr. Unger as the Company's CEO, CFO, President, Treasurer, Secretary and its sole-director. During his tenure Mr. Unger received no compensation for his services to the Company.

We have entered into an agreement with our chief executive officer that provides for a three-year term, effective August 5, 2008, that includes a monthly fee and participation in a stock option plan.

The Company has no option or stock award plan or long-term incentive plan.

The Company has no plans that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement.

The Company has no agreement that provides for payment to our executive officer at, following, or in connection with the resignation, retirement or other termination, or a change in control of Company or a change in our executive officer's responsibilities following a change in control.

Director Compensation

None.

ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND                     DIRECTOR INDEPENDENCE.

None of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in−laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since the beginning of our last fiscal year or in any presently proposed transaction which, in either case, has or will materially affect us, except as follows:

•	During the year ended December 31, 2009, Intelspec paid its sole executive officer, Mr. Morgan, $180,000 pursuant to an employment agreement.

Our common stock is listed on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements. For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 4200(a)(15). Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Accordingly, we do not consider either of our directors to be independent.

ITEM   8.          LEGAL PROCEEDINGS

We are not presently a party to any litigation.

ITEM   9.     MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the Over the Counter Market. Our common stock has been quoted since May 14, 2008. Originally, we traded under the symbol “FHBY.” On March 25, 2010, we began trading under our current symbol of “IDVC.” Because we are quoted on the Over the Counter Market, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the high and low bid quotations for our common stock for the periods indicated.

Year	Quarter ended	High	Low
2010	March 31	$1.25	$1.06
2009	December 31	$1.06	$1.06
	September 30	$2.00	$1.00
	June 30	$2.00	$2.00
	March 31	$2.00	$2.00
2008	December 31	$2.00	$2.00
	September 30	$2.00	$0.01
	June 30	$0.01	$0.01

Reports to Security Holders

We are a reporting company pursuant to the Securities and Exchange Act of 1934. As such, we provide an annual report to our security holders, which will include audited financial statements, and quarterly reports, which will contain unaudited financial statements.

Record Holders

As of April 20, 2010, an aggregate of 20,000,000 shares of our common stock were issued and outstanding and were owned by approximately 183 holders of record, based on information provided by our transfer agent.

Re-Purchase of Equity Securities

None.

Dividends

We have not paid any cash dividends on our common stock since inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on our common stock will be paid in the future.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has not authorized any securities for issuance under any equity compensation plan.

Indemnification of Directors and Officers

The Nevada Revised Statutes provide, in general, that a corporation incorporated under the laws of the State of Nevada, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Nevada corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the State of Nevada or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Trading Information

The Company’s common stock is currently approved for quotation under the symbol “IDVC,” but there is currently no liquid trading market for the Company’s common stock. The information for our transfer agent is as follows:

Wall Street Transfer Agents Inc.
Suite 202, 15388 24th Avenue
Surrey, B.C. Canada
V4A 2J2

Telephone: 604-465-7475
Fax: 604-465-7485

Section 15(g) of the Securities Exchange Act of 1934

Our Company’s shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

ITEM 10.      RECENT SALES OF UNREGISTERED SECURITIES

The Company has no sales of securities other than those previously reported. The shares authorized for issuance pursuant to the Share Exchange Agreement were authorized in exchange for up to 100% of the shares of Intelspec on a pro rata basis of approximately eight hundred and sixty thousandths (0.860) of one Company share of common stock for each Intelspec share of common stock. All of the shares issued to Intelspec shareholders within the past three years (since inception) are provided below.

On July 15, 2008, the board of directors of Intelspec (the “Board”) authorized the issuance of 10,000 shares of common stock to Shawn Teigen for incorporating the company at $0.01 per share or an aggregate consideration of $100, pursuant to the exemptions provided under Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”).

On August 5, 2008, the Board authorized the issuance of 150,000 shares of common stock to Tom Morgan as partial consideration for the purchase of Intelspec LLC from Mr. Morgan pursuant to the Securities Purchase Agreement between Intelspec, Intelspec LLC, and Tom Morgan, pursuant to the exemptions provided under Section 4(2) of the Securities Act.

On August 29, 2008, the Board authorized the issuance of 50,000 shares of common stock to Darrin Smith as a signing bonus for entering into an employment agreement as Intelspec’s Vice President of Operations, pursuant to the exemptions provided under Section 4(2) of the Securities Act.

Intelspec complied with the exemption requirements of Section 4(2) of the Securities Act for the above issuances based on the following factors: (1) the issuances were isolated private transactions that did not involve public offerings; (2) there was only one offeree per transaction; (3) the offerees committed to hold their stock; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock has not been broken down into smaller denominations; and (6) the discussions that lead to the stock offering took place directly between the offerees and the Company.

On October 27, 2008, the Board authorized the issuance of 14,000,000 shares of common stock as consideration to acquire 100% of the ownership of Power Track pursuant to a Share Exchange Agreement dated September 2, 2008 with Power Track, Marena Industries, Ltd. (Power Track’s parent company), and the shareholders of Marena Industries, Ltd., pursuant to the exemptions provided under Section 4(2) and Regulation S of the Securities Act. On even date the Board also authorized the issuance of 700,000 shares of common stock as a finder’s fee in connection with the Share Exchange Agreement to acquire Power Track, pursuant to the exemptions provided under Section 4(2) and Regulation S of the Securities Act, as follows:

Name	Shares	Exemption
World Wide Auctioneers Ltd.	4,900,000	Sec. 4(2)
Steven Rogers	3,850,000	Sec. 4(2)
Adderley Davis & Associates Ltd.	3,290,000	Reg. S
Intuitive Pte Ltd.	1,960,000	Reg. S
Ozark International Holdings Ltd.	700,000	Reg. S

Intelspec complied with the exemption requirements of Section 4(2) of the Securities Act based on the following factors: (1) the issuances were pursuant to an isolated private transaction that did not involve a public offering; (2) there were only five offerees; (3) the offerees committed to hold their stock; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the discussions that lead to the stock offering took place directly between the offerees and the Company.

Regulation S provides generally that any offer or sale that occurs outside of the United States is exempt from the registration requirements of the Securities Act, provided that certain conditions are met. Regulation S has two safe harbors. One safe harbor applies to offers and sales by issuers, securities professionals involved in the distribution process pursuant to contract, their respective affiliates, and persons acting on behalf of any of the foregoing (the “issuer safe harbor”), and the other applies to resales by persons other than the issuer, securities professionals involved in the distribution process pursuant to contract, their respective affiliates (except certain officers and directors), and persons acting on behalf of any of the forgoing (the “resale safe harbor”). An offer, sale or resale of securities that satisfied all conditions of the applicable safe harbor is deemed to be outside the United States as required by Regulation S.

Intelspec complied with the requirements of Regulation S by having directed no offering efforts in the United States, by offering common shares only to offerees who were outside the United States at the time of the offering, and ensuring that the offerees to who the common shares were offered were non-U.S. offerees with addresses in foreign countries.

On January 9, 2009, the Board authorized the issuance of 227,500 restricted shares of common stock for cash consideration of $0.40 per share or an aggregate of $90,798 in connection with an equity financing that commenced on July 1, 2008, to the following 16 investors, pursuant to the exemptions from registration provided by Regulation S of the Securities Act:

Investor	Shares	Net Consideration
Rene Bech	25,000	$9,976
Bjarki Vidar Gardarsson	10,000	$3,980
Bjarki Vidar Gardarsson	15,000	$5,980
Rebekka K Gardarstoddir	25,000	$10,000
Sigrid Pettersson	12,500	$5,000
Jonas Wallengren	12,500	$5,000
Kristina Wallengren Steengaard	12,500	$5,000
Jenny Wallengren Bergquist	12,500	$5,000
Mark Leslie Rossiter	12,500	$5,000
Douglas S. Jackson	25,000	$9,975
Sami Asani	10,000	$3,975
Pekka Suursalmi	2,500	$980
Golen Management Pty Ltd	25,000	$9,980
Lars Frimodig	12,500	$4,980
Jagdish Mirchandani	5,000	$2,000
Rama Chand	10,000	$3,972

Intelspec complied with the requirements of Regulation S by having directed no offering efforts in the United States, by offering common shares only to offerees who were outside the United States at the time of the offering, and ensuring that the offerees to who the common shares were offered were non-U.S. offerees with addresses in foreign countries.

On October 12, 2009, the Board authorized the issuance of 315,300 restricted shares of common stock for cash consideration of $0.50 per share or an aggregate of $157,324 in connection with an equity financing that commenced on June 1, 2009, to the following 12 investors, pursuant to the exemptions from registration provided by Regulation S of the Securities Act:

Investor	Shares	Net Consideration
Mecredy, Mark Francis	10,000	$4,975
Clark, Colin	20,000	$9,980
Frenchmans Investments Pty Ltd	180,300	$90,000
Robertsson, Nils Gosta Ingemar	40,000	$20,000
Pettersson, Krister	5,000	$2,478
Dale, James	10,000	$5,000
Henriksen, Arne	5,000	$2,488
John Blanch Holdings Pty Ltd	20,000	$9,975
Top Quality Investments	2,000	$980
Rudengard, Caj	10,000	$4,975
Spandow, Odd	3,000	$1,500
Backstrom, Kaj	10,000	$4,973

Intelspec complied with the requirements of Regulation S by having directed no offering efforts in the United States, by offering common shares only to offerees who were outside the United States at the time of the offering, and ensuring that the offerees to who the common shares were offered were non-U.S. offerees with addresses in foreign countries.

On March 10, 2009, the Board authorized the issuance of 819,690 restricted shares of common stock for the settlement of debt to satisfy outstanding loan obligations incurred by Intelspec during 2009 at $0.40 per share or an aggregate of $327,876 to the following entities, pursuant to the exemptions from registration provided by Regulation S of the Securities Act:

Entity	Shares	Loan Amount
Adderley Davis & Associates, Ltd.	704,355	$ 281,742.17
SPM Line Lift Machinery Exports, Ltd.	19,838	$ 7,935.00
North Coast Construction, LLC	95,498	$ 38,199.00

Intelspec complied with the requirements of Regulation S by having directed no offering efforts in the United States, by offering common shares only to offerees who were outside the United States at the time of the offering, and ensuring that the offerees to who the common shares were offered were non-U.S. offerees with addresses in foreign countries.

ITEM 11.     DESCRIPTION OF THE REGISTRANT’S SECURITIES

Common Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

      We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay or make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur.  Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

ITEM 12.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the articles of incorporation and bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in its best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorneys fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933 which may be permitted for directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is therefore unenforceable.

ITEM 13.      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

See Item 9.01 of this Form 8-K.

ITEM 14.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements on accounting and financial disclosures from the inception of our company through the date of this Report.

Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. The foregoing Items enumerated 1 through 14 are intended to satisfy and relate such information required by Item 2.01(f) for Form 8-K. The following enumerated Items relate to this current report on Form 8-K.

ITEM 15.      FINANCIAL STATEMENTS AND EXHIBITS

See Item 9.01 of this Form 8-K.

END OF FORM 10 DISCLOSURE

ITEM 5.01     CHANGES IN CONTROL OF REGISTRANT

The information set forth above in Item 2.01 of this Current Report on Form 8-K is incorporated herein by this reference.

ITEM 5.02     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

The information set forth above in Item 2.01 of this Current Report on Form 8-K is incorporated herein by this reference.

ITEM 5.06      CHANGE IN SHELL COMPANY STATUS

As a result of closing the Share Exchange Agreement, the registrant is no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a), the audited financial statements of Intelspec International, Inc. for the years ended December 31, 2009 and 2008 are filed herewith as exhibit 99(i) and the Company’s audited financial statements for the years ended June 30, 2009 and 2008 are included by reference to the Company’s Form 10-K filed on October 16, 2009 with the SEC.

(b)      Pro Forma Financial Information.

Unaudited pro forma financial information is filed herewith as exhibit 99(ii) for the fiscal year ended December 31, 2009.

(c)      Shell Company Transactions.

The terms of the Share Exchange Agreement were previously announced on a Current Report on Form 8-K as filed with the SEC on April 7, 2010, a copy of the Share Exchange Agreement was attached thereto and is hereby incorporated by reference. All references to the Share Exchange Agreement and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

(d)     Exhibits.

The exhibits are attached hereto on page 35.

EXHIBITS

Exhibit Number	Description	Filed
3.1(a)	Articles of Incorporation filed with the Nevada Secretary of State on August 10, 2006.	Incorporated by reference as Exhibits to the Form SB-1 filed on May 11, 2007.
3.1(b)	Certificate of Amendment to the Articles of Incorporation filed with the Nevada Secretary of State on April 23, 2007.	Incorporated by reference to the Company’s Registration Statement on Form SB-1 filed with the SEC on May 11, 2007.
3.1(c)	The Certificate of Amendment to the Company’s Articles of Incorporation was filed with the Secretary of State of the Nevada on March 1, 2010.	Incorporated by reference to the Company’s Definitive Information Statement on Schedule 14C as filed with the SEC on February 2, 2010.
3.1(d)	The Certificate of Amendment to the Company’s Articles of Incorporation was filed with the Secretary of State of the Nevada on April 9, 2010	Incorporated by reference to the Company’s current Report on Form 8-K as filed with the SEC on April 14, 2010.
3.2	Bylaws	Incorporated by reference to the Company’s Registration Statement on Form SB-1 filed with the SEC on May 11, 2007.
10.1	Asset Purchase Agreement, dated July 1, 2008, between 1st Home Buy & Sell, Ltd. and DK Group N.A. N.V.	Incorporated by reference to the Company’s current Report on Form 8-K as filed with the SEC on July 3, 2008.
10.2	Securities Purchase Agreement, dated July 1, 2008, between Intelspec, Intelspec LLC and Tom Morgan.	Filed herewith.
10.3	Employment Agreement, dated August 1, 2008, between Intelspec and Tom Morgan.	Filed herewith.
10.4	Share Exchange Agreement, dated September 2, 2008, between Intelspec and Power Track Projects, FZE.	Filed herewith.
10.5	Split-Off Agreement, dated September 5, 2008, between 1st Home Buy & Sell, Ltd. and Pacific Coast Development Corp.	Incorporated by reference to the Company’s current Report on Form 8-K as filed with the SEC on September 9, 2008.
10.6	Stock Purchase Agreement with Rimac Trading Company Ltd.	Incorporated by reference to the Company’s current Report on Form 8-K as filed with the SEC on April 2, 2010.
10.7	Share Exchange Agreement dated April 1, 2010, between the Company and Intelspec International, Inc.	Incorporated by reference to the Company’s current Report on Form 8-K as filed with the SEC on April 8, 2010.
21	Subsidiaries	Filed herewith.
99.1	Intelspec’s financial statements and notes for the audited periods ended December 31, 2009 and 2008	Filed herewith.
99.2	Pro forms financial information for the periods ended December 31, 2009 and 2008	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 Date: April 25, 2010               INFRASTRUCTURE DEVELOPMENTS CORP.

          /s/ Thomas R. Morgan

     Name:      Thomas R. Morgan

     Title:        Chief Executive Officer, Chief Financial Officer Principal Accounting Officer, and Director